Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Talend S.A.

We consent to the incorporation by reference in this registration statement on Form S-8 of Talend S.A. of our report dated March 5, 2018, with respect to the consolidated statements of financial position of Talend S.A. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, changes in equity (deficit) and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2017 Annual Report on Form 20-F of Talend S.A. incorporated by reference in this registration statement on Form S-8.

Paris La Défense, France

September 4, 2018

KPMG S.A.

/s/ Jacques Pierre
Partner